Exhibit 99.1

AMENDMENT NO. 3

AMENDED AND RESTATED 1995 TRUSTCO BANK CORP NY

STOCK OPTION PLAN

WHEREAS, TrustCo Bank Corp NY (the “Company”) previously established the Amended and Restated 1995 TrustCo Bank Corp NY Stock Option Plan (“Plan”) and;

NOW, THEREFORE, TrustCo Bank Corp NY does, effective as of January 1, 2008, amend the Plan as follows:

I.

Paragraph 4 of Section 8 of the Plan is deleted in its entirety and replaced with the following:

4.             Acceleration and the immediate right to exercise options in full will occur upon a Change in Control of the Company, which is defined to include any one or more the following:

(a) any individual, corporation (other than TrustCo Bank Corp NY or Trustco Bank hereinafter collectively referred to as the “Companies”), partnership, trust, association, pool, syndicate, or any other entity or group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, of securities of either of the Companies possessing 20% or more of the voting power for the election of directors of either of the Companies; or

(b) there shall be consummated any consolidation, merger or other business combination involving either of the Companies or the securities of either of the Companies in which holders of voting securities immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of either of the Companies (or, if either of the Companies does not survive such transaction, voting securities of the entity or entities surviving such transaction) having 60% or less of the total voting power in an election of directors of either of the Companies (or such other surviving entity or entities); or

(c) during any period of two consecutive years, individuals who at the beginning of such period constitute the directors of either of the Companies cease for any reason to constitute at least a majority thereof unless the election, or nomination for election by either of the Companies’ shareholders, of each new director of either of the Companies was approved by a vote of at least two-thirds of the directors of either of the Companies then still in office who were directors of either of the Companies at the beginning of any such period; or

(d) removal by the stockholders of all or any of the incumbent directors of either of the Companies other than a removal for cause; or

(e) there shall be consummated at any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of either of the Companies to a party which is not controlled by or under common control with either of the Companies; or

(f) an announcement of any of the events described in paragraphs (a) through (e) above, including but not limited to a press release, public statement or filing with federal or state regulators.

IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted on this 16th day of December, 2008.

TRUSTCO BANK CORP NY

By:	/s/ Robert J. McCormick
Title	President and Chief Executive Officer